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                                                                     EXHIBIT 3.5

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         LIL' CHAMP/JIFFY STORES, INC.


     Pursuant to Section 607.1007, Florida Statutes, as amended, the Articles of Incorporation, as amended, of Lil' Champ/Jiffy Stores, Inc., a Florida corporation, Charter No. 302305, are hereby amended by revising Section 1.1 thereof to read as set forth below, and, as so amended, are hereby restated to read in their entirety as follows:


                                   ARTICLE I
                               NAME AND ADDRESS

     SECTION 1.1 NAME. The name of this corporation is Lil' Champ Food Stores, Inc.

     SECTION 1.2 ADDRESS. The address of this corporation, until changed by resolution of the board of directors, is 9143 Phillips Highway, Suite 200, Jacksonville, Florida 32256.

                                  ARTICLE II
                                   DURATION

     SECTION 2.1 DURATION.  This corporation shall exist perpetually.

                                  ARTICLE III
                                   PURPOSES

     SECTION 3.1 PURPOSES. This corporation is organized for the purpose of transacting any or all lawful business permitted under the laws of the United States and of the State of Florida.

                                  ARTICLE IV
                                 CAPITAL STOCK

     SECTION 4.1 AUTHORIZED CAPITAL. The maximum number of shares of stock which this corporation is authorized to have outstanding at any one time is Five Hundred (500) shares, consisting of a single class designated "Common Stock," with a par value of One Dollar ($1.00) per share.

     SECTION 4.2 RESTRICTIONS ON TRANSFER OF STOCK. The shareholders may, by Bylaw provision or by shareholders' agreement recorded in the minute book, impose such restrictions on the sale, transfer or encumbrance of the capital stock of this corporation as they may see fit.
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                                   ARTICLE V
                                   DIRECTORS

     SECTION 5.1 NUMBER. The number of directors of this corporation shall be fixed and may be increased or diminished from time to time by the Bylaws, but shall never be less than one.

     SECTION 5.2 COMPENSATION. The board of directors is hereby specifically authorized to make provision for reasonable compensation to its members for their services as directors, and to fix the basis and conditions upon which such compensation shall be paid. Any director of this corporation may also serve the corporation in any other capacity and receive compensation therefor in any form.

     SECTION 5.3 INDEMNIFICATION. The board of directors is hereby specifically authorized to make provision for indemnification of directors, officers, employees and agents to the full extent permitted by law.

                                  ARTICLE VI
                                    BYLAWS

     SECTION 6.1 BYLAWS. Bylaws shall be adopted and may be altered, amended or repealed from time to time by either the shareholders or the board of directors, but the board of directors shall not alter, amend or repeal any Bylaw adopted by the shareholders if the shareholders specifically provide in the Bylaw adopted by the shareholders if the shareholders specifically provide in the Bylaws that such Bylaw is not subject to amendment or repeal by the board of directors.

                                  ARTICLE VII
                                 MISCELLANEOUS

     SECTION 7.1 AFFILIATED TRANSACTIONS. This corporation expressly elects not to be governed by Section 607.104, Florida Statutes, or any successor provision thereto.

     SECTION 7.2 CONTROL-SHARE ACQUISITIONS. Section 607.109, Florida Statutes, or any successor provision thereto, does not apply to control-share acquisitions of shares of this corporation.

                                 ARTICLE VIII
                                   AMENDMENT

     SECTION 8.1 RESERVATION OF RIGHT TO AMEND. This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation.

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     These Amended and Restated Articles of Incorporation of Lil' Champ Food
Stores, Inc., were adopted August 18, 1992, pursuant to Section 607.0821, Florida Statutes, as amended, by unanimous written consent of the board of directors of Lil' Champ/Jiffy Stores, Inc., and were approved August 18, 1992, pursuant to Section 607.0704, Florida Statutes, as amended, by written consent of the sole shareholder of said corporation, which approval was sufficient for approval by said shareholder.

     Dated August 18, 1992.

                                       LIL' CHAMP/JIFFY STORES, INC.


                                       By: /s/ Eddie K. Jackson
                                           -------------------------------------
                                           Eddie K. Jackson, President

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